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Exhibit 99.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

EXCO RESOURCES, INC.,

EXCO HOLDINGS INC.

AND

ER ACQUISITION, INC.

Dated as of March 11, 2003

i

2.18	Certain Business Practices	15
2.19	Permits; Compliance	15
2.20	Certain Agreements	16
2.21	Environmental Matters	17
2.22	Title	19
2.23	Reserve Reports	22
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PURCHASER	22
3.1	Organization and Qualification	22
3.2	Authorization and Validity of Agreement	22
3.3	Consents and Approvals	23
3.4	No Violation	23
3.5	Litigation	23
3.6	Schedule 13E-3 and Company Proxy Statement	23
3.7	Financing, Sufficient Funds	24
3.8	Miller Agreement	24
3.9	Brokers and Finders	24
3.10	Employee Benefit Plans	24
ARTICLE IV	COVENANTS	24
4.1	Conduct of Business Pending the Merger	24
4.2	Access; Confidentiality	26
4.3	Notice of Certain Matters	26
4.4	Schedule 13E-3 and Company Proxy Statement	26
4.5	State Takeover Statutes	27
4.6	Cooperation	27
4.7	Public Announcements	28
4.8	Acquisition Proposals	28
4.9	D&O Indemnification	31
4.10	Information Updates	32
ARTICLE V	CLOSING CONDITIONS	32
5.1	Conditions to Obligations of Each Party to Effect the Merger	32
5.2	Conditions Precedent to the Obligations of the Company	33
5.3	Conditions Precedent to the Obligations of Purchaser and Merger Sub	33
ARTICLE VI	TERMINATION	34
6.1	Termination	34

6.2	Effect of Termination	35
6.3	Fees and Expenses	35
ARTICLE VII	MISCELLANEOUS	36
7.1	No Survival	36
7.2	Notices	36
7.3	Certain Definitions	38
7.4	Entire Agreement	39
7.5	Assignment; Binding Effect	39
7.6	Amendments	39
7.7	Waivers	39
7.8	Captions	39
7.9	Counterparts	39
7.10	Validity	39
7.11	Governing Law	39

TABLE OF COMPANY DISCLOSURE SCHEDULES

Section
2.1	List of Subsidiaries, Partnerships and Joint Ventures
2.2	Outstanding Options, etc.
2.4	Required Consents and Approvals
2.5	Conflicts and Breaches
2.6	Delinquent SEC Reports
2.8	Government Notifications
2.9	Material Changes
2.10	Litigation and Knowledge Definition
2.11(a)	Employee Benefit Plans
2.11(b)	Qualified Plans
2.11(d)	Plan Terminations
2.11(j)	Accelerations or Increases Under Plans
2.12(b)	Unpaid Taxes
2.12(e)	Audits and Disputes
2.12(l)	Foreign Countries
2.12(m)	Tax Sharing Agreements
2.12(n)	Tax Affiliate Actions
2.12(p)	Canadian Tax
2.13	Incomplete Coverage
2.14	Employment Agreements
2.16	Brokers and Finders
2.19	Required Permits; Compliance
2.20	Contracts
2.21(a)	Environmental—Permits and Notices
2.21(b)	Environmental—Violations
2.21(c)	Environmental—USTs/Hazardous Substances
2.21(d)	Environmental—Adequacy
2.22(b)	Leases
2.22(c)	Wells
2.22(d)	Units
2.22(f)	Other Permitted Encumbrances
4.1(d)	Conduct of Business Regarding Assets

TABLE OF PURCHASER DISCLOSURE SCHEDULES

Section
3.3	Required Consents and Approvals
3.5	Litigation
4.8(a)	Management Group

v

DEFINED TERMS

Term	Section
Acquisition Proposal	4.8(e)
affiliate	7.3(a)
Agreement	Introduction
Articles of Merger	1.3
business day	7.3(b)
Canadian Subsidiary	2.12(p)(i)
CERCLA	2.21(b)
Certificates	1.8(b)
Closing	1.2
Code	1.13
Common Shares	1.7(a)
Company	Introduction
Company Board	1.12
Company Disclosure Schedule	2.1(b)
Company Group	2.11(a)
Company Permits	2.19
Company Plans	2.11(a)(ii)
Company Preferred Stock	2.2
Company Preliminary Proxy Statement	4.4
Company Proxy Statement	1.12
Company SEC Documents	2.6(a)
Company Shareholders' Meeting	1.12
Contracts	2.20
Costs	4.9(a)
Defensible Title	2.22(e)
Dissenting Shares	1.11
Effective Time	1.3
Environmental Claims	2.21(e)(i)
Environmental Law	2.21(e)(ii)
Environmental Permits	2.21(e)(iii)
ERISA	2.11(a)(i)
Exchange Act	1.12
Expense Reimbursement	6.3(c)
Governmental Entity	4.6
Hazardous Substances	2.21(e)(iv)
Indemnified Parties	4.9(a)
Insurance Policies	2.13
IRS	2.11(b)
ITA	2.12(p)(i)
Keeling	2.23(a)
Knowledge of the Company	2.10
Lands	2.22(b)
Leases	2.22(b)
Management Group	4.8(a)
Material Adverse Effect	7.3(c)
Merger	1.1
Merger Consideration	1.7(a)

Merger Sub	Introduction
Merrill Lynch	2.16
Miller Agreement	3.8
Miller Group	3.8
Option Plan	1.10(b)
Paying Agent	1.8(a)
Payment Fund	1.8(a)
Per Share Merger Consideration	1.7(a)
Permitted Encumbrances	2.22(f)
Person	7.3(d)
Preferred Shares	1.7(a)
Properties	2.21(g)
Potential Superior Proposal	4.8(e)
Purchaser	Introduction
Purchaser Disclosure Schedule	3.3
Qualified Plans	2.11(b)
RCRA	2.21(b)
Release	2.21(e)(v)
Requisite Approval	2.3
Reserve Reports	2.23(a)
SEC	2.6
Securities Act	2.6(a)
Shares	1.7(a)
Special Committee	Introduction
Stock Options	1.10(b)
Subsequent Filings	2.6(a)
Subsidiaries	2.1
subsidiary	7.3(e)
Superior Proposal	4.8(e)
Surviving Corporation	1.1
Tax Affiliates	2.12(a)
Tax Authority	2.12(q)
Tax Return	2.12(q)
Tax	2.12(q)
TBCA	1.1
Termination Fee	6.3(b)
Units	2.22(d)
USTs	2.21(c)
WARN	2.15(f)
Wells	2.22(c)

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER dated as of March 11, 2003 is by and among EXCO Resources, Inc., a Texas corporation (the "Company"), EXCO Holdings Inc., a Delaware corporation ("Purchaser") and ER Acquisition, Inc., a Texas corporation and wholly owned subsidiary of Purchaser ("Merger Sub").

RECITALS

        WHEREAS, the Special Committee of the Board of Directors of the Company (the "Special Committee") has unanimously approved the acquisition of the Company by Purchaser, upon the terms and subject to the conditions set forth herein and the Board of Directors of the Company has resolved to submit this Agreement to the shareholders of the Company for their approval;

        WHEREAS, the Board of Directors of Purchaser, a Delaware corporation newly formed for the purpose of engaging in the transactions contemplated by this Agreement, and the Board of Directors of Merger Sub, a wholly owned subsidiary of Purchaser that is a Texas corporation newly formed for the purpose of engaging in the transactions contemplated by this Agreement, have unanimously approved the acquisition of the Company by Purchaser, upon the terms and subject to the conditions set forth herein;

        WHEREAS, it is intended that the acquisition be accomplished by Merger Sub merging with and into the Company;

        NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the Business Corporation Act of the State of Texas (the "TBCA"), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        1.2    Closing.    Unless this Agreement shall have been terminated pursuant to Article VI and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article V, the consummation of the Merger and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Sayles, Lidji & Werbner located at 4400 Renaissance Tower, Dallas, Texas 75270 as promptly as practicable (and in any event within two business days) following the satisfaction or, if permissible, waiver of the conditions set forth in Article V, unless another place, date or time is agreed to in writing by Purchaser and the Company.

        1.3    Effective Time.    At the Closing, the parties hereto will cause articles of merger (the "Articles of Merger") to be executed, acknowledged and filed with the Texas Secretary of State in accordance with the TBCA. The Merger shall become effective at such time as the Articles of Merger have been filed with the Texas Secretary of State in accordance with the TBCA. The date and time when the Merger shall become effective is referred to herein as the "Effective Time."

        1.4    Effect of the Merger.    The Merger shall have the effects set forth in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, titles, interests, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of the Company and Merger Sub shall become the liabilities and obligations of the Surviving Corporation.

        1.5    Articles of Incorporation and Bylaws.    At the Effective Time, the Articles of Incorporation, in the form attached as Exhibit A hereto, and the Bylaws of the Merger Sub will become the Articles of Incorporation and Bylaws of the Surviving Corporation.

        1.6    Directors and Officers.    At the Effective Time, the officers and directors of Merger Sub immediately prior to the Effective Time shall continue as the officers and directors of the Surviving Corporation, each to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law.

        1.7    Consideration; Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following securities:

        (a)    Each outstanding share of capital stock of the Company that is issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7(b) and any Dissenting Shares, as defined in Section 1.11) shall be changed and converted into and represent the right to receive (i) $18.00 in cash in the case of an outstanding share of common stock, par value $0.02 per share, of the Company (each, a "Common Share") or (ii) (x) $18.2625 in cash in the case of an outstanding share of 5% Convertible Preferred Stock, par value $0.01 per share, of the Company (each, a "Preferred Share") (which amount includes unpaid accrued and unaccrued dividends on a Preferred Share) if the Effective Time is on or before June 15, 2003 or (y) $18.00 in cash in the case of an outstanding Preferred Share if the Effective Time is after June 15, 2003, but before 5:00 PM, New York time, on June 30, 2003 (such holders having become entitled to receive $0.2625 in cash per Preferred Share as the final quarterly dividend payable thereon to holders of record on June 15, 2003) (it being understood that each Preferred Share shall automatically convert into one share of Common Stock in accordance with the terms of the Statement of Designation of the 5% Convertible Preferred Stock of the Company at 5:00 PM New York time on June 30, 2003 and thereafter, such shares will be treated for all purposes under this Agreement as Common Shares) (the "Per Share Merger Consideration"). All issued shares of capital stock of the Company as of immediately prior to the Effective Time, whether or not outstanding, shall be collectively referred to herein as the "Shares." All such Shares shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist, and each certificate which immediately prior to the Effective Time evidenced any such Shares (other than Shares to be cancelled pursuant to Section 1.7(b) and any Dissenting Shares) shall thereafter represent only the right to receive (without interest and less any applicable withholding of Taxes), upon surrender of such certificate in accordance with the provisions of Section 1.8, an amount equal to the number of Common Shares or Preferred Shares evidenced by such certificate multiplied by the respective Per Share Merger Consideration (the "Merger Consideration"). The holders of certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto (including, without limitation, any rights to vote or to receive dividends and distributions in respect of such Shares), except as otherwise provided herein or by law.

        (b)    All Shares that immediately prior to the Effective Time are owned by Purchaser or Merger Sub or held by the Company in its treasury shall be cancelled and extinguished and shall cease to exist and no consideration shall be delivered with respect thereto.

        (c)    Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

        1.8    Exchange of Certificates.

        (a)    Paying Agent. As of the Effective Time, Purchaser shall, pursuant to an agreement with its paying agent (the "Paying Agent"), deposit, or cause to be deposited, with or for the account of the

Paying Agent in trust for the benefit of the holders of Shares (other than Shares to be cancelled pursuant to Section 1.7(b) and any Dissenting Shares) and options to purchase Common Shares, for exchange through the Paying Agent in accordance with this Article I, cash in the aggregate amount required to be exchanged for Shares pursuant to Section 1.7 or to be paid to holders of options pursuant to Section 1.10 (the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Payment Fund to the holders of Shares and shall make payment to the holders of options in accordance with Section 1.10. The Payment Fund shall not be used for any other purpose. The Paying Agent shall invest funds in the Payment Fund only in short-term securities issued or guaranteed by the United States government or certificates of deposit of commercial banks that have consolidated total assets of not less than $5,000,000,000 and are "well capitalized" within the meaning of the applicable federal bank regulations. Any interest or other income earned on the investment of funds in the Payment Fund shall be for the account of and payable to the Surviving Corporation. Purchaser shall replace any monies lost through any investment made pursuant to this Section 1.8.

        (b)    Payment Procedure. Promptly after the Effective Time, Purchaser will cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding Shares (other than Shares to be cancelled pursuant to Section 1.7(b) and any Dissenting Shares) (the "Certificates"), (i) a notice of the effectiveness of the Merger, (ii) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such customary form and have such other provisions as Purchaser may reasonably specify in accordance with the terms of this Agreement) and (iii) instructions to effect the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Merger Consideration may be paid or issued to the transferee if the Certificate representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid by the holder of such Certificate. In the event that any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof and such bond, security or indemnity as Purchaser may reasonably require, the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article I. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration applicable to the Shares evidenced by such Certificate.

        (c)    Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Purchaser upon demand, and any holders of Shares who have not theretofore complied with this Article I shall thereafter look, subject to Section 1.8(d), only to Purchaser or the Surviving Corporation for the Merger Consideration to which they are entitled pursuant to this Article I.

        (d)    Abandoned Property Laws. None of Purchaser, the Surviving Corporation, the Paying Agent, the Company, Merger Sub or any of their respective affiliates shall be liable to any holder of a Certificate for any cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e)    Transfer Taxes. Except as provided in paragraph (b) above, the Surviving Corporation shall pay or cause to be paid any real property transfer Taxes imposed in connection with or as a result of the Merger.

        1.9    Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company other than to reflect transfers of Shares effected on or prior to the date on which and the time at which the Effective Time occurs. At and after the Effective Time, any Certificates presented to the Paying Agent or the Surviving Corporation for any reason shall be converted into the Merger Consideration applicable to the Shares evidenced thereby.

        1.10    Options and Other Purchase Rights.

        (a)    All applicable withholding Taxes attributable to the payments made hereunder or to distributions contemplated hereby shall be deducted from the amounts payable under this Section 1.10 and all such Taxes attributable to the cancellation of Stock Options shall be withheld from the proceeds received in connection with the cancellation thereof.

        (b)    Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the respective stock option or purchase plan, program or similar arrangement of the Company (each, as amended, an "Option Plan"), each Option Plan shall terminate as of or prior to the Effective Time and any outstanding options and other rights to acquire Shares granted to directors, employees or others under any Option Plan (such options and other rights, "Stock Options") shall be cancelled as of or prior to the Effective Time. Except as otherwise agreed in writing with a holder of Stock Options, each holder of Stock Options shall be entitled to receive, for each Share subject to such Stock Option, in settlement and cancellation thereof, an amount in cash, if any, equal to the Per Share Merger Consideration less the exercise price per share of such Stock Option, which amount shall be paid at the time the Stock Option is cancelled.

        1.11    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have perfected dissenters' rights in accordance with Article 5.12 of the TBCA (the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the TBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal under the TBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal of such Shares under the TBCA, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive, upon surrender as provided above, the Merger Consideration for the Certificate or Certificates that formerly evidenced such Shares. The Company shall, prior to the Effective Time, use all reasonable efforts to give Purchaser prompt notice of any written demands for payment of the fair value of any Common Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the TBCA received by the Company relating to shareholders' rights of appraisal. Except with the prior written consent of Purchaser, the Company shall not voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands.

        1.12    Company Shareholders' Meeting.    Subject to applicable law and the other provisions of this Agreement, the Company, acting through the Company's Board of Directors (the "Company Board"), shall, in accordance with the TBCA, its Articles of Incorporation and its Bylaws, (a) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as reasonably practicable for the purpose of considering and taking action upon this Agreement (the "Company Shareholders' Meeting"), (b) include in the proxy statement or information statement prepared by the Company for distribution to shareholders of the Company in advance of the Company Shareholders' Meeting (the "Company Proxy Statement") in accordance with Regulation 14A or Regulation 14C promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the recommendation of the Special Committee of the approval of this Agreement by the shareholders of the Company and (c) use all reasonable efforts (A) to obtain and furnish the information required to be included by it in the Company Proxy Statement, including without limitation, any information required to be disclosed on Schedule 13E-3 and, after consultation with Purchaser, respond promptly to any comments made by the Commission with respect to the Company Proxy Statement and any preliminary version thereof and cause the Company Proxy Statement to be mailed to its shareholders at the earliest practicable time and (B) to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated thereby. Purchaser will provide the Company with the information concerning Purchaser and Merger Sub required to be included in the Company Proxy Statement, including without limitation, any information required to be disclosed on Schedule 13E-3 and will vote, or cause to be voted, all Shares owned by it or its affiliates in favor of approval of this Agreement.

        1.13    Withholding Taxes.    Each of the Purchaser and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Shares pursuant to the Merger any transfer Taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made, and Purchaser or the Surviving Corporation shall provide, or cause the Paying Agent to provide, to the holders of such Certificates written notice of the amounts so deducted or withheld.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to each of Purchaser and Merger Sub as follows:

        2.1    Organization and Qualification.

        (a)    The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Texas, (ii) has all requisite corporate power to carry on its business as it is now being conducted, and (iii) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be in good standing or so qualified would not have a Material Adverse Effect (as defined in Section 7.3(c) below) on the Company. True and complete copies of the Articles of Incorporation and the Bylaws, as amended to date, of the Company have been made available to Purchaser.

        (b)    Section 2.1 of the Company's disclosure schedule delivered to Purchaser in connection with this Agreement (the "Company Disclosure Schedule") sets forth the name, jurisdiction of incorporation or organization, the authorized and outstanding capital stock, equity, partnership, joint venture or voting interests of each subsidiary of the Company (the "Subsidiaries") and the holders of such outstanding capital stock or equity or voting interest of each Subsidiary. Each of the Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has all requisite corporate or other power, as applicable, to carry on its business as it is now being conducted and (iii) is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to be in good standing or so qualified would not have a Material Adverse Effect on the Company. The Company does not own any capital stock, equity, partnership or joint venture interests other than as reflected in Section 2.1 of the Company Disclosure Schedule.

        2.2    Capitalization.    The authorized capital stock of the Company consists of 25,000,000 Common Shares and 10,000,000 shares of preferred stock, $0.01 par value (the "Company Preferred Stock"). As of the date hereof, (a) 7,029,518 Common Shares are issued and outstanding and (b) 7,168,634 shares of the Company Preferred Stock are designated as Preferred Shares, of which 4,989,869 Preferred Shares are issued and outstanding, and no other shares of Preferred Stock are issued and outstanding. All outstanding Shares are validly issued in full compliance (to the Knowledge of the Company) with all applicable securities laws (except that no representation or warranty is made with respect to compliance with any anti-fraud provisions of any securities laws) and are fully paid and nonassessable and were not issued in violation of and are not subject to any preemptive rights, rights of first refusal or other similar rights or options. Except as otherwise indicated in Section 2.1 of the Company Disclosure Schedule, all of the outstanding capital stock or other equity interests in each of the Subsidiaries is owned by the entities reflected in Section 2.1 of the Company Disclosure Schedule, free and clear of all liens, claims, charges or encumbrances. All outstanding shares of capital stock of each corporate Subsidiary have been validly issued in full compliance (to the Knowledge of the Company) with all applicable securities laws (except that no representation or warranty is made with respect to compliance with any anti-fraud provisions of any securities laws) and are fully paid and nonassessable. All equity interests of each other Subsidiary have been validly issued and are fully paid. Except as disclosed in the Company SEC Documents (as defined in Section 2.6) or in Section 2.2 of the Company Disclosure Schedule there are no outstanding subscriptions, options, warrants, calls, rights, commitments or any other agreement to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound that, directly or indirectly, obligate the Company or any of the Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any additional Shares or any other capital stock of the Company or any of the Subsidiaries or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such Shares or any other capital stock of the Company or any of the Subsidiaries. Except as disclosed in Section 2.2 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement or understanding regarding the voting or the registration under federal or state law of any shares of the Company's capital stock or the equity voting interests of any of the Company's Subsidiaries.

        2.3    Authorization and Validity of Agreement.    The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof (subject to the approval of this Agreement by (i) the holders of at least two-thirds of the outstanding Common Shares entitled to vote thereon, (ii) the holders of at least two-thirds of the outstanding Preferred Shares entitled to vote thereon and (iii) the holders of at least two-thirds of the votes entitled to be cast by the outstanding Common Shares and the outstanding Preferred Shares voting together as a single class (such approval being referred to as, the "Requisite Approval")). The Company Board has duly authorized the execution, delivery and performance of this Agreement by the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby (other than the Requisite Approval of this Agreement and the Merger). This Agreement and any other documents required to be executed by the Company in connection herewith have been duly executed and delivered by the Company and, assuming this Agreement and those other documents constitute the legal, valid and binding obligations of Purchaser and Merger Sub, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        2.4    Consents and Approvals.

        (a)    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by reason of the Company's status or operations, except (i) pursuant to the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and state securities or "blue sky" laws and state takeover laws, (ii) the filing and recordation of the Articles of Merger pursuant to the TBCA and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (iii) as set forth in Section 2.4 of the Company Disclosure Schedule or

(iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on the Company or on the validity of the Merger.

        (b)    The Special Committee and the Company Board have taken such actions as are necessary under Article 13.03A.(1) of the TBCA, so that Article 13.03A.(2) of the TBCA is not applicable to the transactions provided for in this Agreement. The Requisite Approval is the only vote of the holders of capital stock of the Company necessary to approve this Agreement.

        2.5    No Violation.    Except as set forth in Section 2.5 of the Company Disclosure Schedule, assuming this Agreement has been duly approved by the Requisite Approval, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or violate the Articles of Incorporation or Bylaws of the Company or any formation or organizational documents of any of the Subsidiaries, (b) result in a violation or breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any lien, charge or other encumbrance on any material assets or property of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company, any of the Subsidiaries or any of their respective assets or properties may be bound, except for such violations, breaches and defaults (or, rights of termination, cancellation or acceleration or lien or other charge or encumbrance) which in the aggregate would not have a Material Adverse Effect on the Company or (c) after further assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 2.4 and this Section 2.5 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of the Subsidiaries or any of their respective assets and properties, except for such violations which would not in the aggregate have a Material Adverse Effect on the Company.

        2.6    SEC Reports; Financial Statements.

        (a)    Except as set forth in Section 2.6 of the Company Disclosure Schedule, since December 31, 2001, the Company has timely filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required to be filed by it with the SEC (collectively, the "Company SEC Documents") pursuant to the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), and the SEC's rules and regulations thereunder. The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (or, if amended prior to the date hereof, at the time of such amended filing), or in the case of registration statements on their respective effective dates, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and did not at the time they were filed (or, if amended prior to the date hereof, at the time of such amended filing and, in the case of registration statements, at the time of effectiveness), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and with respect to any forms, reports, schedules, statements or other documents to be filed by the Company following the date of this Agreement, with the SEC pursuant to the Exchange Act, the Securities Act or the SEC's rules and regulations thereunder ("Subsequent Filings"), such Subsequent Filings will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

        (b)    Each of the consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Documents (excluding the Company SEC Documents described in Section 2.7 hereof) were prepared in accordance with the books and records of the Company and its Subsidiaries and comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be indicated in such financial statements or in the notes thereto or, in the case of unaudited financial statements, as permitted by the requirements of Form 10-Q) and fairly present (subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of footnotes) the consolidated financial position of the Company as of the dates thereof and the consolidated results of the Company's operations and cash flows for the periods presented therein.

        2.7    Schedule 13E-3 and Company Proxy Statement.    Neither the Schedule 13E-3 nor the Company Proxy Statement will, at the respective times filed with the SEC or first published, sent or given to shareholders, or, in the case of the Company Proxy Statement, at the date mailed to the Company shareholders and at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 and the Company Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on information supplied by or on behalf of Purchaser or Merger Sub or any of their affiliates specifically for inclusion therein.

        2.8    Compliance with Law.    Neither the Company nor any of the Subsidiaries is or has been since December 31, 1998, in violation of any applicable law, rule, regulation, decree or order of any governmental or regulatory authority applicable to the Company or any of the Subsidiaries, except for violations which in the aggregate do not have a Material Adverse Effect on the Company. Except as set forth in Section 2.8 of the Company Disclosure Schedule, since December 31, 2001, neither the Company nor any of the Subsidiaries has received from any Governmental Entity (as defined in Section 4.6) any written notification with respect to possible conflicts, defaults or violations of laws except for written notices relating to possible conflicts, defaults or violations of laws that could not reasonably be expected to have a Material Adverse Effect on the Company, and to the Knowledge of the Company, no investigations by any Governmental Entity are pending or have been threatened against the Company.

        2.9    Absence of Certain Changes.    Except as disclosed in the Company SEC Documents or in Section 2.9 of the Company Disclosure Schedule, since September 30, 2002, the Company and the Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (a) any Material Adverse Effect on the Company; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's or any of the Subsidiaries' capital stock other than dividends paid on the Preferred Shares and listed in Section 2.9 of the Company Disclosure Schedule; or (c) any material change in the Company's or any of the Subsidiaries' accounting principles, practices or methods.

        2.10    Litigation.    Except as disclosed in the Company SEC Documents or in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, proceedings or governmental investigations pending or, to the Knowledge of the Company (where "Knowledge of the Company," as used throughout this Agreement, is defined as the actual knowledge of those persons listed in Section 2.10 of the Company Disclosure Schedule), threatened against the Company or any of the Subsidiaries, by or before any court or other governmental or regulatory body, which, if adversely determined, would singly or in the aggregate have a Material Adverse Effect on the Company. As of the date hereof, no action or proceeding has been instituted or, to the Knowledge of the Company, threatened before any court or other governmental or regulatory body by any Person (as defined in Section 7.3(d)) seeking to restrain or prohibit the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

        2.11    Employee Benefit Matters.

        (a)    Section 2.11(a) of the Company Disclosure Schedule sets forth a list (copies, summary plan descriptions or other descriptions of which previously have been made available to Purchaser) of all of the following agreements or plans of the Company and any other entity which, together with the Company, constitutes a single employer within the meaning of Section 414(b) or (c) of the Code or any Subsidiary (whether domestic or foreign) (hereinafter collectively referred to as the "Company Group") which are currently maintained, sponsored or contributed to by any member of the Company Group or to which any member has any obligation to contribute to, or to which any such member has any liability (contingent or otherwise) (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement):

            (i)  "employee welfare benefit plans" and "employee pension benefit plans," as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

          (ii)  any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefit, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, whether provided in the United States or outside the United States (the plans, programs, policies, or arrangements described in subparts (i) or (ii) as herein collectively referred to as the "Company Plans").

        The Company has made available to Purchaser a copy of all governmental filings, Internal Revenue Service determination letters, financial statements, and actuarial reports, including but not limited to, the most recent financial statements of each Company Plan, the most recent actuarial report, if any, for each employee pension benefit plan and Internal Revenue Service Forms 5500 for each Company Plan for each of the three most recent plan years. All financial statements and actuarial reports have been prepared in accordance with generally accepted accounting principles and actuarial principles, applied on a consistent basis during the period involved.

        (b)    Section 2.11(b) of the Company Disclosure Schedule identifies each of the Company Plans which are intended to be qualified under Section 401(a) of the Code ("Qualified Plans"), each of which has received a favorable determination from the Internal Revenue Service ("IRS") that the Company Plan is qualified and that its related trust has been determined to be exempt from taxation under Section 501(a) of the Code. Copies of the latest determination letters issued by the IRS respecting the Qualified Plans have been made available to Purchaser. All of such determination letters remain in effect and have not been revoked. No issue concerning qualification of any Qualified Plan is pending before or, to the Knowledge of the Company, threatened by the IRS. To the Knowledge of the Company, each Company Plan has, in all material respects, been administered according to its terms, including satisfying all funding requirements, except for those terms which are inconsistent with any changes required by statutes, regulations, and rulings for which amendments are not yet required to be made, in which case each Company Plan has in all material respects been administered in accordance with the provisions of the statutes, regulations, and rulings, and to the Knowledge of the Company, no member of the Company Group nor any fiduciary of any Company Plan has breached any duty or responsibility under any Company Plan or any statute or ruling.

        (c)    To the Knowledge of the Company, each member of the Company Group and each Company Plan is in compliance in all material respects with the requirements prescribed by any and all statutes, orders, governmental rules, and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to governmental agencies, participants or beneficiaries prior to the Effective Time have been or will be filed or furnished in a timely manner and in accordance with applicable law, except where such failure to comply would not result in a Material Adverse Effect on the Company.

        (d)    Except as listed in Section 2.11(d) of the Company Disclosure Schedule, no termination or partial termination of any existing Company Plan has occurred, nor has a notice of intent to terminate any existing Company Plan been issued by a member of the Company Group.

        (e)    The Company and the Company Group do not now, nor have they ever, contributed to a "multiemployer plan" as defined in Section 3(37) of ERISA.

        (f)    No member of the Company Group contributes to, or has ever sponsored or maintained, a defined benefit pension plan subject to the funding requirements of Code Sections 412 or 413(b)(6) or 4971.

        (g)    To the Knowledge of the Company, no member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which will be treated as an "excess parachute payment," as defined in Code Section 280G(b).

        (h)    To the Knowledge of the Company, no member of the Company Group or any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and ERISA Section 3(14), respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or ERISA Section 406, for which there is no statutory or class exemption covering the transaction and all "fiduciaries," as defined in Section 3(21) of ERISA, with respect to the Company Plans have complied in all material respects with the requirements of Section 404 of ERISA. To the Knowledge of the Company, neither any member of the Company Group nor any party in interest or disqualified person has taken or omitted any action with respect to the Company Plans which could lead to the imposition of an excise Tax under the Code or a fine under ERISA.

        (i)    Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending or, to the Knowledge of the Company, threatened against any of the Company Plans or any fiduciary of any of the Company Plans or against the assets of any of the Company Plans.

        (j)    Except as set forth in Section 2.11(j) of the Company Disclosure Schedules, the consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Company Plan because of an acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder.

        (k)    Except as required by law, no member of the Company Group provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service, and any Company Plan can be terminated at any time without resulting in any liability to the Company or to Purchaser or Merger Sub for any additional penalties, premiums, fees, or any other charges. To the extent such obligations exist, such obligations are fully funded or adequately reserved for by the Company and shall be liabilities to be retained by the Company. No member of the Company Group has made any representations, promises or other affirmations to any employees or former employees with respect to ongoing retiree health or welfare benefits.

        (l)    Each member of the Company Group has complied in all material respects with the requirements of Code Section 4980B, Chapter 100 of Subtitle K of the Code, and Parts 6 and 7 of Subtitle B of Title I of ERISA, except where such failure to comply does not result in a Material Adverse Effect on the Company.

        (m)    Any terminated Company Plan has been terminated in accordance with applicable law and all benefits under any such terminated Company Plan have been distributed in accordance with the terms of such Company Plan.

        (n)    None of the Company's purposes for engaging in the transactions contemplated by this Agreement is for the evasion of liability under Section 4069 of ERISA.

        2.12    Taxes.

        (a)    Each of the Company, the Subsidiaries and any affiliated, consolidated, combined, or unitary group of which the Company or any Subsidiary is or was a member (collectively, the "Tax Affiliates") has timely filed all Tax Returns that are required to be filed by or on behalf of it. All such Tax Returns are accurate and complete and correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and stocks of the Company and the Subsidiaries, as applicable.

        (b)    Except as set forth in Section 2.12(b) of the Company Disclosure Schedule, the Company and each Tax Affiliate has timely paid all Taxes that are due and payable (except for Taxes that are being contested in good faith by appropriate proceedings and for which reserves, which are adequate under generally accepted accounting principles, have been established).

        (c)    Each Tax Affiliate has properly accrued or made provision, which are adequate under generally accepted accounting principles, for all Taxes for any periods subsequent to the periods covered by the Tax Returns described in Section 2.12(a).

        (d)    Each Tax Affiliate has complied with all applicable laws, rules and regulations relating to the withholding and payment of Taxes and has timely withheld and paid to the proper governmental authorities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder.

        (e)    Except as set forth in Section 2.12(e) of the Company Disclosure Schedule or in respect of which no Tax Affiliate has been given notice:

            (i)  no audits or other administrative or court proceedings are presently pending with regard to any Taxes for which a Tax Affiliate could be liable,

          (ii)  no dispute or claim concerning any Taxes for which a Tax Affiliate could be liable has been either:

            (A)  claimed or raised by any authority in writing, or

            (B)  otherwise asserted as to which employees responsible for Tax matters, directors and officers of a Tax Affiliate after due inquiry have or should have knowledge;

          (iii)  with respect to each Tax Affiliate, there are no pending requests for rulings from any Tax Authority with respect to any Taxes. If a Tax Affiliate has filed for a ruling request from any Tax Authority with respect to any Taxes within the previous three years, copies of the ruling requests and related correspondence have been made available to Purchaser;

          (iv)  with respect to each Tax Affiliate, there are no proposed reassessments by any Tax Authority of any property owned or leased;

          (v)  with respect to each Tax Affiliate, there are no agreements in effect to extend the time to file any Tax Return or to extend or waive the period of limitations for the assessment or collection of any Taxes for which a Tax Affiliate may be liable;

          (vi)  to the knowledge of each Tax Affiliate, no claim has been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to taxation by that jurisdiction; and

        (vii)  no lien relating to any Tax has been filed with respect to any Tax Affiliate.

        (f)    None of the Tax Affiliates has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or under Code Section 162(m).

        (g)    Each of the Tax Affiliates has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

        (h)    No Tax Affiliate (a) has been a member of an Affiliated Group (as defined in Code Section 1504) filing a consolidated federal income Tax Return other than the groups of which the Company is the parent and (b) has liability for the Taxes of any person (other than as a member of a group of which the Company is the parent) under Treas. Reg. §1.1502-6 or Code Section 6901 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        (i)    After the date hereof, no election with respect to Taxes will be made without the written consent of Purchaser other than those elections which would have no material adverse effect and which are consistent with past practices of the Company.

        (j)    None of the Tax Affiliates has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income Tax law) apply to any disposition of any asset owned by it.

        (k)    None of the assets of the Tax Affiliates is property that the Tax Affiliates are required to treat as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

        (l)    Except as set forth in Section 2.12(l) of the Company Disclosure Schedule, the Tax Affiliates do not have, and have not had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

        (m)    Except as set forth in Section 2.12(m) of the Company Disclosure Schedule, none of the Tax Affiliates were or are a party to any Tax allocation or Tax sharing agreement. The Tax Affiliates have delivered an accurate and complete copy of any Tax sharing or allocation agreement or arrangement involving a Tax Affiliate and an accurate and complete description of any such unwritten or informal agreement or arrangement.

        (n)    Except as set forth in Section 2.12(n) of the Company Disclosure Schedule, none of the Tax Affiliates:

            (i)  has or is projected to have any amount includible in its income for the current Taxable year under Section 951 of the Code,

          (ii)  has been or is a passive foreign investment company within the meaning of Section 1296 of the Code, or

          (iii)  has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code.

        (o)    None of the Tax Affiliates has any:

            (i)  income reportable for a period ending after the Effective Time but attributable to a transaction (e.g., installment sale) or a change in accounting method occurring in or made for a period ending on or prior to the Effective Time which resulted or may result in a deferred reporting on income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or

          (ii)  deferred gain or loss rising out of any deferred intercompany transaction.

        (p)    Except as set forth in Section 2.12(p) of the Company Disclosure Schedule:

            (i)  none of Section 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada) (the "ITA"), or any equivalent provision of the tax legislation of any province or any other jurisdiction, have applied or will apply to any Subsidiary incorporated or organized in Canada (each, a "Canadian Subsidiary") at any time up to and including the Effective Time;

          (ii)  no Canadian Subsidiary has acquired property from a non-arm's length Person, within the meaning of the ITA, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under Section 160 of the ITA;

          (iii)  for all transactions between a Canadian Subsidiary and any non-resident Person with whom such Canadian Subsidiary was not dealing at arm's length during a taxation year commencing after 1998 and ending on or before the Effective Time, such Canadian Subsidiary has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA; and

          (iv)  each Canadian Subsidiary is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and the registration numbers of each such Canadian Subsidiary are set forth in Section 2.12(p) of the Company Disclosure Schedule.

        (q)    For purposes of this Agreement:

          "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means (i) any net income, gross income, gross receipts, sales, goods and services, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, rent, recording, registration, occupation, premium, real or personal property, intangibles, environmental (including Taxes under Code Section 59A) or windfall profits tax, alternative or add-on minimum tax, capital, capital stock, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any fine, penalty, addition to tax or additional amount or deductions imposed by any governmental body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, whether disputed or not, including any liability arising under any tax sharing agreement; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of a Tax Affiliate being a member of an affiliated or combined group with any other corporation at any time on or prior to the Effective Time; and (iii) any liability of a Tax Affiliate for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other Person; and

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        2.13    Insurance.    Section 2.13 of the Company Disclosure Schedule sets forth the material insurance coverages maintained by the Company and its Subsidiaries. The Company has made available to Purchaser true, correct and complete copies of all existing insurance policies which are owned by the Company or its Subsidiaries (including those pertaining to the Company's or any of its Subsidiaries' assets, employees or operations) (collectively the "Insurance Policies") and (a) each of the Insurance Policies is in full force an effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full, (b) the Insurance Policies cover against all of the risks the Company believes is necessary to conduct its business, other than the Company does not currently maintain well control insurance covering wells drilled within the United States, (c) other than the Company's Directors and Officers Executive Liability Policy underwritten by Huntleigh/McGehee, none of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the transactions contemplated by this Agreement, (d) each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party, (e) no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such Insurance Policy or indicated any intent to do so or not to renew any such Insurance Policy and (f) all material claims under the Insurance Policies have been filed in a timely fashion.

        2.14    Employment Agreements.    Except as disclosed in the Company SEC Documents or as set forth in Section 2.14 of the Company Disclosure Schedule, there are no written (a) employment, consulting, noncompetition, severance or indemnification agreements between the Company or any of the Subsidiaries and any current or former officer or director of the Company or any of the Subsidiaries, (b) employment, consulting or severance agreements between the Company or any of the Subsidiaries and any other Person providing for payments in excess of $100,000 in the aggregate and (c) noncompetition or indemnification agreements between the Company or any of the Subsidiaries and any other Person.

        2.15    Labor Matters.

        (a)    Neither the Company nor its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization and no labor organization or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification to the Company or its Subsidiaries and, to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board, the National Mediation Board or any other applicable or relevant labor relations tribunal or authority.

        (b)    There are no unfair labor practices, arbitrations, grievances, complaints, or employment discrimination, immigration, equal pay, sexual harassment, employee safety and health, wages and hours or other employment practice charges or labor arbitration proceedings which are in writing and are pending, or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries before any court or governmental agency.

        (c)    There have been no labor strikes, work stoppages, or lockouts affecting the Company or its Subsidiaries since December 31, 1998.

        (d)    There have been no complaints, charges, or claims against the Company or its Subsidiaries pending, or, to the Knowledge of the Company, threatened in writing to be brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company.

        (e)    The Company and its Subsidiaries have been in material compliance with all laws governing the employment of labor, including, but not limited to, all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security Taxes and similar Taxes;

        (f)    Neither the Company nor its Subsidiaries have has effectuated (i) a plant closing (as defined in the Workers Adjustment and Retraining Notification Act ("WARN")) affecting any site of employment of one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries or (ii) a mass layoff (as defined in WARN) affecting any site of employment or facility of the Company or its Subsidiaries, nor, to the Knowledge of the Company, has

the Company or its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.

        (g)    Neither of the employees of the Company nor its Subsidiaries have suffered an employment loss (as defined in WARN) during the 180-day period prior to the date of this Agreement. Each facility or location of the Company or its Subsidiaries has been operated as a single site of employment (as defined in WARN) at all times since the enactment of WARN. Neither the Company nor the Subsidiaries are subject to any obligation to unionize any employees of a business or organization that has been acquired by the Company (whether through a purchase, merger or otherwise).

        (h)    Except as otherwise set forth in 2.11(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (whether of severance pay or otherwise) becoming due from the Company or its Subsidiaries to any employee of the Company or its Subsidiaries, (ii) increase any benefits otherwise payable by the Company or its Subsidiaries to any employee of the Company or its Subsidaries or (iii) result in the acceleration of the time of payment or vesting any such benefits.

        (i)    The Company has delivered to Purchaser correct and complete copies of all written employment, termination, confidentiality, non-competition, proprietary rights, severance agreements and contracts.

        2.16    Brokers and Finders.    No broker, finder or investment bank has acted directly or indirectly for the Company or any of the Subsidiaries, nor has the Company or any of the Subsidiaries incurred any obligation to pay any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated hereby, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the fees and expenses of which shall be borne by the Company. Section 2.16 of the Company Disclosure Schedule sets forth the fees payable to Merrill Lynch pursuant to the Company's engagement letters with Merrill Lynch (copies of which have been provided to Purchaser).

        2.17    Opinion of Financial Advisor.    Merrill Lynch has delivered its opinion, dated the date of this Agreement, to the Special Committee to the effect that, as of such date, the consideration to be received by the holders of Common Shares and Preferred Shares (in each case other than the Purchaser, Merger Sub and their respective affiliates) in the Merger is fair from a financial point of view to the holders of such shares.

        2.18    Certain Business Practices.    None of the Company, any of the Subsidiaries or, to the Knowledge of the Company, any directors, officers, agents or employees of the Company or any of the Subsidiaries (in their capacities as such) has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment, in all cases except where the impact from such contributions, gifts, entertainment, payments, violations agreements, arrangements, actions or payments would not in the aggregate have a Material Adverse Effect on the Company.

        2.19    Permits; Compliance.    Except as disclosed in Section 2.19 of the Company Disclosure Schedule, the Company and each of the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits easements, variances, exemptions, consents, certificates, identification and registration numbers, approvals and orders (other than Environmental Permits which are addressed in Section 2.21) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), except where the failure to possess such Company Permits could not reasonably be expected to have a Material Adverse Effect on the Company. Section 2.19 of the Company Disclosure Schedule sets forth, as of the date of this

Agreement, all actions, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company and each of the Subsidiaries that could reasonably be expected to result in (i) the loss or revocation of a Company Permit or (ii) the suspension or cancellation of any other Company Permit, except any such Company Permit where such loss, revocation, suspension or cancellation could not reasonably be expected to have a Material Adverse Effect on the Company.

        2.20    Certain Agreements.    Section 2.20 of the Company Disclosure Schedule sets forth a list complete and accurate in all material respects of the following written agreements and contracts ("Contracts") to which the Company or any Subsidiary is a party:

        (a)    Contracts regarding indebtedness for borrowed money (including capital leases) with a principal amount in excess of $200,000;

        (b)    Other than contracts for royalty payments entered into in the ordinary course of the Company's business, Contracts providing for the payment in the future of contingent consideration in an amount in excess of $200,000;

        (c)    Other than contracts for royalty payments entered into in the ordinary course of the Company's business, Contracts containing covenants limiting the freedom to engage in any business activity or compete with any Person or operate at any location;

        (d)    Except with respect to joint development or operating agreements entered into in the ordinary course of the Company's business, all joint venture or partnership agreements or joint development or similar agreements to which the Company or any of its Subsidiaries is currently a party, involving a sharing of profits, losses, costs or liabilities in which the total maximum actual or potential obligatory investment of the Company or any of its Subsidiaries exceeds $200,000.

        (e)    Contracts relating to (i) the capital stock or other ownership assets in any other Person, including Contracts containing provisions relating to voting, management, change of control, transfer or the right to acquire or the obligation to sell any capital stock or other ownership interest in such Person and (ii) loans or advances to any other Person;

        (f)    Contracts for acquisition transactions which have been consummated since December 31, 1998, providing for the acquisition, directly or indirectly (by merger or otherwise), of substantially all of the assets or any part of the capital stock (or other ownership interest) of another Person;

        (g)    Except with respect to joint venture or partnership agreements, joint operating agreements, joint development agreements, drilling contracts or similar agreements entered into in the ordinary course of the Company's business, Contracts relating to capital expenditures in excess of $200,000;

        (h)    Contracts relating to material permits;

        (i)    Contracts restricting dividends or other distributions on stock;

        (j)    Contracts restricting disclosure of confidential information, except any such agreements entered into with third parties relating to the possible sale of the Company or its assets following the announcement of Douglas H. Miller's proposal;

        (k)    Contracts disclosed under Items 404 or 601(b)(10) of SEC Regulation S-K, since December 31, 2001;

        (l)    Except with respect to oil and gas marketing agreements entered into in the ordinary course of the Company's business that have a term of less than one year and are on market pricing terms and oil and gas leases entered into in the ordinary course of the Company's business that are on market pricing terms, Contracts involving payments in excess of $30,000 annually and containing minimum purchase or sale obligations or penalties or repricing provisions related to minimum purchase or sale obligations;

        (m)    Contracts with finders or brokers that are not terminable at any time upon notice given by the Company or any Subsidiary;

        (n)    Contracts for the receipt by the Company or any of its Subsidiaries of services or goods that obligate payments in excess of $500,000 annually, including without limitation, Contracts relating to the gathering, transportation, processing, marketing, sale and drilling of natural gas and oil;

        (o)    Except with respect to Contracts relating to the payment of oil and gas royalties entered into in the ordinary course of the Company's business, Contracts relating to the payment of royalties in excess of $500,000 annually, by or to the Company or any of the Subsidiaries;

        (p)    Except with respect to Leases, Wells and Units, Contracts regarding the purchase or sale of real property;

        (q)    Except with respect to Leases, Wells and Units, Contracts regarding leasehold estates, including Contracts wherein the Company or any Subsidiary is the lessor and Contracts wherein the Company or any Subsidiary is the lessee;

        (r)    Except with respect to joint operating agreements or royalty agreements entered into in the ordinary course of the Company's business, Contracts granting preferential rights to assets worth in excess of $200,000;

        (s)    Contracts involving swaps, derivatives or options; and

        (t)    Contracts with current and former directors, officers and consultants involving the performance of services in excess of $200,000.

        (u)    Except for the Contracts included on the computer disc referred to on Section 2.20 of the Company Disclosure Schedule that have either been completed, terminated or expired, each of the Contracts is valid and binding and in full force and effect with respect to the Company and its Subsidiaries and, to the Knowledge of the Company, the other parties thereto, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries, or to the Knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Contract, except for such defaults or Events of Default that singly or in the aggregate would not have a Material Adverse Effect. True, correct and complete copies of all Contracts have been made available to Purchaser.

        2.21    Environmental Matters.    Notwithstanding any other warranty or representation in Article II of this Agreement:

        (a)    Except as set forth in Section 2.21(a) of the Company Disclosure Schedule, (i) the Company and the Subsidiaries have obtained all Environmental Permits (as hereinafter defined) that are required in connection with the business, operations and properties of the Company and the Subsidiaries, (ii) the Company and the Subsidiaries are in compliance with all terms and conditions of all applicable requirements of Environmental Law (as hereinafter defined) and Environmental Permits, except for such failures that could not reasonably be expected, either singly or in the aggregate, to have a Material Adverse Effect on the Company, (iii) since December 31, 1997, neither the Company nor any Subsidiary has received written notice from a governmental authority of any violation, alleged violation, or liability arising under any requirements of Environmental Law or Environmental Permits, except for such violations or liabilities as could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (iv) since December 31, 1997, no Environmental Claims (as hereinafter defined) have been threatened or asserted or are presently pending against the Company or a Subsidiary attributable to present or past operations on premises owned, leased or operated by the Company or a Subsidiary, except for such Environmental Claims as could not reasonably be expected, either singly or in the aggregate, to have a Material Adverse Effect on the

Company, and (v) since December 31, 1997, no condition or set of facts or circumstances exists that could reasonably be expected to give rise to an Environmental Claim against the Company or any Subsidiary that reasonably could be expected, either singly or in the aggregate, to have a Material Adverse Effect on the Company.

        (b)    Since December 31, 1997, except as set forth in Section 2.21(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has disposed, treated, or arranged for the disposal or treatment of any toxic or hazardous waste, materials or substances at a site or location, or has leased, used, operated or owned a site or location which (i) has been placed on the National Priorities List or its state equivalent pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), or similar foreign, territorial or state law, (ii) the Environmental Protection Agency or relevant foreign, territorial or state authority has proposed, or is proposing, to place on the National Priorities List or foreign, territorial or state equivalent, (iii) is subject to a lien, administrative order or other demand either to take response or other action under CERCLA or other Environmental Law, or to develop or. implement a "Corrective Action Plan" or "Compliance Plan," as each is defined in regulations promulgated pursuant to the Resource Conservation and Recovery Act, as amended ("RCRA"), or to reimburse any Person who has taken response or other action in connection with that site, (iv) is on any Comprehensive Environmental Response Compensation Liability Information System List, or (v) has been the site of any Release (as hereinafter defined) from present or past operations of the Company (or any of its predecessors) which would be either reportable under any requirements of Environmental Law or which has caused at such site or any third party site any condition that has resulted in or could reasonably be expected to result in a claim against the Company under Environmental Law that reasonably could be expected to have a Material Adverse Effect.

        (c)    Since December 31, 1997, except as set forth in Section 2.21(c) of the Company Disclosure Schedule, (i) neither the Company nor any Subsidiary has owned or operated any underground storage tanks ("USTs") containing petroleum products or wastes or other substances regulated by 40 CFR Part 280 or other applicable requirements of Environmental Law, or owned or operated any real estate having any USTs, (ii) there are no polychlorinated biphenyls or asbestos in or on premises currently owned, leased or operated by the Company or any Subsidiary, the presence of which would cause a material violation of any Environmental Law, and (iii) no entities or sites owned or operated by third parties have been used by the Company or any Subsidiaries in connection with the treatment, storage, disposal or transportation of Hazardous Substances (as hereinafter defined), except in compliance with applicable Environmental Law and except for such violations that have been remedied.

        (d)    Except as set forth in Section 2.21(d) of the Company Disclosure Schedule, the plants, structures, equipment and other properties currently owned or used by the Company and the Subsidiaries are adequate and sufficient for the current operations of the Company and the Subsidiaries are in substantial conformance with all applicable requirements of Environmental Law.

        (e)    When used in this Agreement, the following terms shall have the following respective meanings:

            (i)  "Environmental Claims," as referred to herein, shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or other adversarial proceedings relating to any Environmental Law or Environmental Permit including, without limitation (i) any and all claims by governmental, territorial or regulatory authorities for enforcement, cleanup, removal, response, remedial or other similar actions or damages pursuant to any applicable Environmental Law and (ii) any and all claims by a third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health, property, or the environment resulting from exposures to or releases of Hazardous Substances. An Environmental Claim includes, but is not limited to, a common law action, as well as a proceeding to issue, modify, terminate or enforce the provisions of an Environmental Permit or requirement of Environmental Law, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations or alleged violations of the applicable permit, license, or regulation.

          (ii)  "Environmental Law," as referred to herein, shall mean any federal, state, territorial, local or foreign statute, law, rule, regulation, ordinance, code, policy (compliance with which is required by law or if the failure to comply therewith would be reasonably foreseeable to result in adverse administrative action) or rule of common law in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Substances, including, without limitation to the extent applicable under the circumstances, the Comprehensive Environmental Response, Compensation and Liability Act of 1950, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et sec.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et—seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 Lt sec.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5 101 et seq.; the Atomic Energy Act, as amended, 42 U.S.C. § 2011 et seq.; any laws regulating the use of biological agents or substances including medical or infectious wastes; and the corresponding foreign, territorial or state laws, regulations and local ordinances, which may be applicable, as any such acts may be amended.

          (iii)  "Environmental Permits" as referred to herein, shall mean all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

          (iv)  "Hazardous Substances" as referred to herein, shall mean (i) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous air pollutants," "pollutants," "contaminants," "toxic chemicals," "toxics," "hazardous chemicals," "extremely hazardous substances," "regulated substances" or "pesticides" as defined as such in any applicable Environmental Law, (ii) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and radon in harmful quantities or concentration that are regulated by any governmental authority having jurisdiction in the location of such materials and (iii) any other chemical, material or substances, exposure to which is prohibited, limited or regulated by any governmental authority having jurisdiction in the location of such substances on the basis of potential hazards.

          (v)  "Release," as referred to herein, shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance into the environment or into or out of any property, including the movement of any Hazardous Substance through or in the air, soil, surface water, groundwater or property.

        2.22    Title.

        (a)    The Company or a Subsidiary holds Defensible Title to the Leases, Wells and Units located in the United States. There are no defects in the title held by the Company or a Subsidiary to the Leases, Wells and Units located in Canada or to the respective assets and facilities that are used in the production and marketing of oil and gas at such Leases, Wells and Units except for (i) such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and (ii) Permitted Encumbrances.

        (b)    "Leases" means the oil, gas and mineral leases, and the other leases, licenses, permits, rights of way and other agreements necessary to drill, complete and operate all of the Wells and proved drilling locations described or incorporated in the Reserve Reports, together with the leasehold and all other estates created thereby, including all mineral interests, royalty interests, production payments, other payments out of or measured by the value of oil and gas production, net profits interests, carried interests, farmout rights, options, subleases, and all other interests that the Company or any Subsidiary has in and to the Leases, whether now owned or hereafter acquired.

        (c)    "Wells" means the oil and gas wells described in Section 2.22(c) of the Company Disclosure Schedule. The list of Wells contained in Section 2.22(c) of the Company Disclosure Schedule is a true, correct and complete list of all material Wells.

        (d)    "Units" means all right, title and interest of the Company or any Subsidiary in or to any pools or units which include all or a part of any Leases or include any Wells, including those pools or units described in the Reserve Reports, including all right, title and interest of the Company or any Subsidiary in production from any such pool or unit, whether such unit production comes from wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

        (e)    "Defensible Title" means that title of the Company or a Subsidiary which, subject to Permitted Encumbrances:

            (i)  entitles the Company or a Subsidiary to receive throughout the duration of the productive life of any Units, Wells or Leases (after satisfaction of all royalties, overriding royalties, non-participating royalties, net profits interests or other similar burdens on or measured by production of oil and gas), not less than the "net revenue interest" share plus the "payout balance" shown in Section 2.22(c) of the Company Disclosure Schedule of all oil, gas and other minerals produced, saved and marketed from such Wells or Units, as applicable;

          (ii)  obligates the Company or a Subsidiary to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to any Lease, Unit or Well not greater than the "working interest" shown in 2.22(c) of the Company Disclosure Schedule without increase throughout the productive life of such Lease, Unit or Well, except as stated in Section 2.22(c) of the Company Disclosure Schedule and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in the net revenue interest of the Company or a Subsidiary;

          (iii)  is free and clear of liens, encumbrances, obligations, security interests, restrictions, pledges, claims or other defects.

        (f)    "Permitted Encumbrance" means any or all of the following:

            (i)  Lessors' royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, impair the rights of the Company or a Subsidiary to receive proceeds of production from the affected property, reduce the net revenue interests of the Company or a Subsidiary below that is shown in Section 2.22(c) of the Company Disclosure Schedule or increase the working interest of the Company or a Subsidiary above that shown in Section 2.22(c) of the Company Disclosure Schedule without a corresponding increase in the net revenue interest;

          (ii)  all leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the

  Leases, Wells, Units and Lands, to the extent that they do not, individually or in the aggregate, reduce the net revenue interests of the Company or a Subsidiary below that is shown in Section 2.22(c) of the Company Disclosure Schedule or increase the working interest of the Company or a Subsidiary above that shown in Section 2.22(c) of the Company Disclosure Schedule without a corresponding increase in the net revenue interest;

          (iii)  preferential rights to purchase the Leases, Wells, Units and Lands with respect to which waivers or consents are obtained by the Company or a Subsidiary from the appropriate parties prior to the Effective Time or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

          (iv)  third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained by the Company or a Subsidiary from the appropriate parties prior to the Effective Time or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

          (v)  liens for current Taxes or assessments not yet due and payable;

          (vi)  materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law or that will be paid and discharged in the ordinary course of business), or if delinquent, being contested in good faith by appropriate actions;

        (vii)  all rights to consent, by required notices to, filings with, or other actions by Governmental Entities in connection with the sale of conveyance of oil and gas leases or interests therein if they are not required prior to the sale or conveyance;

        (viii)  easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate, impair the right of the Company or a Subsidiary to receive proceeds of production from the affected property, reduce the net revenue interests of the Company or a Subsidiary below that shown in Section 2.22(c) of the Company Disclosure Schedule or increase the working interest of the Company or a Subsidiary above that shown in Section 2.22(c) of the Company Disclosure Schedule without a corresponding increase in the net revenue interest;

          (ix)  conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

          (x)  all rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Leases, Wells or Units in any manner, and all applicable laws, rules and orders of Governmental Entities;

          (xi)  any other matters set forth in Section 2.22(f) of the Company Disclosure Schedule;

        (xii)  any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, detract from the value of or interfere with the use or ownership of the Leases, Wells, Units and Lands subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent Person engaged in the business of owning and operating oil and gas properties, and which do not impair the right of the Company or a Subsidiary to receive proceeds of production from the affected property, reduce the net revenue interest of the Company or a Subsidiary below that shown in Section 2.22(c) of the Company Disclosure Schedule, or increase the working interest of the Company or a Subsidiary above that shown in Section 2.22(c) of the Company Disclosure Schedule without a corresponding increase in the net revenue interest, or otherwise;

        (xiii)  the reservations, limitations, provisos and conditions in any original grants from the Crown of any lands or interests therein and statutory exceptions to the title; and

        (xiv)  any provisions for penalties or forfeitures contained in any agreements, permits, licenses or approvals relating to the ownership or operation of any assets of the Company or a Subsidiary.

        2.23    Reserve Reports.

        (a)    The information underlying the estimates of the reserves of the Company and the Subsidiaries, which was supplied by the Company to Lee Keeling and Associates, Inc. ("Keeling"), an independent petroleum engineer, for purposes of preparing the reserve reports dated December 31, 2002 (the "Reserve Reports"), including, without limitation, production, volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts, costs of operations and development, and working interest and net revenue interest information relating to the Company's and the Subsidiaries' ownership interests in properties, was true and correct in all material respects on the dates of such Reserve Reports.

        (b)    The estimates of future capital expenditures supplied to Keeling were prepared in good faith and with a reasonable basis.

        (c)    The information provided to Keeling for purposes of preparing the Reserve Reports was prepared in accordance with customary industry practices.

        (d)    To the Knowledge of the Company, Keeling was, as of the dates of the Reserve Reports prepared by them, and is, as of the date hereof, an independent petroleum engineering firm with respect to the Company.

        (e)    Estimates of such reserves and the present value of the future net cash flows therefrom reflected in the Reserve Reports comply in all material respects to the applicable requirements of Regulation S-X and Industry Guide 2 under the Securities Act.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Each of Purchaser and Merger Sub hereby represents and warrants to the Company as follows:

        3.1    Organization and Qualification.    Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Purchaser and Merger Sub have all requisite corporate power to carry on their business as it is now being conducted and are in good standing and duly qualified to do business in each jurisdiction in which the transaction of their business makes such qualification necessary, except where the failure to be in good standing or so qualified would not have a Material Adverse Effect on Purchaser or Merger Sub, as applicable, taken as a whole.

        3.2    Authorization and Validity of Agreement.    Each of Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The Boards of Directors of Purchaser and Merger Sub have each duly authorized the execution, delivery and performance of this Agreement, and no other corporate proceedings on the part of either Purchaser or Merger Sub is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement and any other documents required to be executed by Purchaser or the Merger Sub in connection herewith have been duly executed and delivered by each of Purchaser and Merger Sub and, assuming this Agreement and those other documents constitute the legal, valid and binding obligation of the Company and its Subsidiaries, constitute the legal, valid and binding obligations of each of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub, as applicable, in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.3    Consents and Approvals.    Neither the execution and delivery of this Agreement by Purchaser and Merger Sub nor the consummation by Purchaser and Merger Sub of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by reason of Purchaser's or Merger Sub's status or (as applicable) operations, except (a) pursuant to the applicable requirements of the Exchange Act, the rules and regulations promulgated thereunder, and state securities or "blue sky" laws and state takeover laws, (b) the filing and recordation of the Articles of Merger pursuant to the TBCA, (c) as set forth in Section 3.3 of the Purchaser's disclosure schedule delivered to the Company in connection with this Agreement (the "Purchaser Disclosure Schedule") or (d) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on Purchaser or Merger Sub taken as a whole or prevent the consummation of the transactions contemplated hereby.

        3.4    No Violation.    Neither the execution and delivery of this Agreement by Purchaser and Merger Sub nor the consummation by Purchaser and Merger Sub of the transactions contemplated hereby will conflict with or violate the Articles of Incorporation or Bylaws of Purchaser or Merger Sub, as applicable, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any lien, charge or other encumbrance on any material assets or property of Purchaser or Merger Sub, as applicable, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Purchaser or Merger Sub is a party or by which Purchaser or Merger Sub or any of their assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which consents have been obtained or which in the aggregate would not have a Material Adverse Effect on Purchaser or Merger Sub, as applicable, taken as a whole or prevent the consummation of the transactions contemplated hereby or assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or Merger Sub, as applicable, or any of their assets or properties, except for such violations which would not in the aggregate have a Material Adverse Effect on Purchaser or Merger Sub, as applicable, taken as a whole or prevent the consummation of the transactions contemplated hereby.

        3.5    Litigation.    There are no claims, actions, proceedings or governmental investigations pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries before any court or other governmental or regulatory body, which, if adversely determined, would impair, interfere with, or otherwise adversely affect the ability of Purchaser to consummate the transactions contemplated hereby in any material respect. Except as set forth in Section 3.5 of the Purchaser Disclosure Schedule, as of the date hereof, no action or proceeding has been instituted or, to the knowledge of Purchaser, threatened before any court or other governmental or regulatory body by any Person seeking to restrain or prohibit or to obtain damages with respect to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

        3.6    Schedule 13E-3 and Company Proxy Statement.    No document filed or to be filed by or on behalf of Purchaser or Merger Sub with the SEC or any other governmental entity in connection with the transactions contemplated by this Agreement nor any information supplied by or on behalf of Purchaser or Merger Sub specifically for inclusion in the Schedule 13E-3 or the Company Proxy Statement will, at the respective times filed with the SEC or other governmental entity, or at any time thereafter when the information included therein is required to be updated pursuant to applicable law, or, in the case of the Company Proxy Statement, at the date mailed to the Company's shareholders and at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Purchaser and Merger Sub make no representation or warranty with respect to the statements made in the foregoing documents based on information supplied by or on behalf of the Company or any of its Subsidiaries or affiliates specifically for inclusion therein.

        3.7    Financing, Sufficient Funds.    Purchaser has received a financing commitment from Cerberus Capital Management, L.P. which together with availability under existing lines of credit and other conditional commitments from existing lenders (copies of all commitments and availability have been previously distributed to the Company) will provide sufficient funds necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses for which Purchaser or Merger Sub will be responsible. Purchaser will utilize, at the Effective Time, all immediately available funds necessary to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses for which Purchaser will be responsible.

        3.8    Miller Agreement.    Purchaser has executed a joinder agreement to the agreement (the "Miller Agreement") dated as of October 14, 2002, by and between the Company and Douglas H. Miller, along with any Person who executes a joinder agreement to the Miller Agreement (Douglas H. Miller and each such Person shall be collectively referred to as the "Miller Group"), whereby Purchaser has agreed to be bound by the covenants and obligations of a Joinder Party (as defined in the Miller Agreement). All necessary parties have executed a joinder agreement, and Purchaser has complied with all of its obligations under the Miller Agreement.

        3.9    Brokers and Finders.    No broker, finder or investment bank has acted directly or indirectly for Purchaser or Merger Sub, nor has Purchaser or Merger Sub incurred any obligation to pay any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby.

        3.10    Employee Benefit Plans.    None of Purchaser's or Merger Sub's purposes for engaging in the transactions contemplated by this Agreement is for the evasion of liability under Section 4069 or ERISA.

ARTICLE IV
COVENANTS

        4.1    Conduct of Business Pending the Merger.    From the date hereof until the Effective Time, except as otherwise required or contemplated hereunder or as required by applicable law, without the prior written consent of Purchaser, the Company shall, and shall cause the Subsidiaries to:

        (a)    use all reasonable efforts to conduct its business in all material respects only in the ordinary course of business and consistent with past practice;

        (b)    not amend its Articles of Incorporation or Bylaws or declare, set aside or pay any dividend, or other distribution or payment in cash, stock or property in respect of its capital stock or acquire, directly or indirectly, any of its capital stock, other than the declaration or payment of a cash dividend by the Company to the Preferred Shares in accordance with their terms or dividends declared or paid by a wholly-owned Subsidiary;

        (c)    not issue, grant, sell or pledge or authorize the issuance, grant, sale or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than (i) Common Shares issuable upon the exercise of stock options outstanding on or prior to the date of this Agreement or the conversion of Preferred Shares outstanding on or prior to the date of this Agreement.

        (d)    not acquire, sell, transfer, lease or encumber any assets or inventory of the Company or any Subsidiary except (i) as set forth in Section 4.1(d) of the Company Disclosure Schedule or (ii) where the purchase or sale price of such assets is less than $1,000,000 individually or $2,000,000 in the aggregate;

        (e)    use all commercially reasonable efforts to preserve intact its business organizations and to keep available the services of its present key officers and employees; provided, however, that to satisfy the foregoing obligation, the Company shall not be required to make any payments other than those disclosed in Sections 2.11(j) or 2.14 of the Company Disclosure Schedule or enter into or amend any contractual arrangements or understandings, except in the ordinary course of business and consistent with past practice;

        (f)    not adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company;

        (g)    not grant any severance or termination pay (otherwise than pursuant to policies or contracts in effect on the date hereof, as disclosed in Sections 2.11(j) and 2.14 of the Company Disclosure Schedule) to, or enter into any employment agreement with, any of its executive officers or directors;

        (h)    not (i) increase, except as consistent with past practice in the ordinary course of business, the compensation payable or to become payable to its officers or employees, (ii) enter into any contract or other binding commitment in respect of any such increase with any of its directors, officers or other employees, or (iii) establish, adopt, enter into, make any new grants or awards under or amend any collective bargaining agreement or Company Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain Tax-qualified status or as may be required by any Company Plan as the date hereof;

        (i)    not settle or compromise any material claims or litigation or, except in the ordinary course of business consistent with past practice, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms;

        (j)    not take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including Tax accounting policies and procedures), except as may be required by the SEC, the Financial Accounting Standards Board or generally accepted accounting practices in the United States;

        (k)    confer at such times as Purchaser may reasonably request with one or more representatives of Purchaser to report material operational matters and the general status of ongoing operations (in each case to the extent Purchaser reasonably requires such information) and to consult with Purchaser regarding material operational decisions;

        (l)    except with regard to the amendment of the Company's existing credit facilities for its United States and Canadian operations in a manner consistent with the Commitment Letter, dated February 28, 2003 and with respect to terms not included in such Commitment Letter, on terms and conditions reasonably satisfactory to Purchaser, not (i) enter into any loan or credit agreement, or incur any indebtedness (other than borrowings under its existing credit agreement), (ii) guarantee any indebtedness or amend any existing loan or credit agreement, (iii) make or enter into an agreement or contract for capital expenditures, except for capital expenditures in the ordinary course of business consistent with past practice or (iv) enter into any agreement or contract outside the ordinary course of business of the Company;

        (m)    not adjust, split, combine or reclassify its capital stock;

        (n)    not enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

        (o)    except in connection with the acquisition of oil and gas properties in the ordinary course of the Company's business and permitted pursuant to Section 4.1(d) not create or acquire any subsidiaries; and

        (p)    not make any material Tax election or settle or compromise any material Tax Liability; and

        (q)    not authorize or enter into any agreement or arrangement to do any of the foregoing.

        4.2    Access; Confidentiality.

        (a)    From the date of this Agreement until the Effective Time, upon reasonable prior notice to the Company, the Company shall give Purchaser and Merger Sub, their financing sources, and their authorized representatives reasonable access during normal business hours to its executive officers and such other officers or other representatives of the Company approved in advance by the Company (which approval shall not be unreasonably withheld or delayed), properties, books and records, and shall furnish Purchaser and Merger Sub and its authorized representatives with such financial and operating data and other information concerning the business and properties of the Company as Purchaser or Merger Sub may from time to time reasonably request.

        (b)    Each of Purchaser and Merger Sub will hold and treat, and will cause their affiliates, agents and other representatives to hold and treat, all documents and information concerning the Company furnished to Purchaser or Merger Sub or their representatives in connection with the transactions contemplated by this Agreement confidential in accordance with the Confidentiality Agreement dated September 12, 2002, between Company and Douglas H. Miller, on behalf of Merger Sub, each member of his Group (as defined in the Confidentiality Agreement) and their respective affiliates and associates, which Confidentiality Agreement shall remain in full force and effect until the termination of this Agreement or otherwise in accordance with its terms.

        4.3    Notice of Certain Matters.    The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event that would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or of Purchaser or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect.

        4.4    Schedule 13E-3 and Company Proxy Statement.    The Company shall, as soon as reasonably practicable, prepare a preliminary form of the Company Proxy Statement (the "Company Preliminary Proxy Statement") and the Schedule 13E-3. The Company shall (a) file the Company Preliminary Proxy Statement and the Schedule 13E-3 with the SEC promptly after it has been prepared in a form reasonably satisfactory to the Company and Purchaser, (b) use reasonable efforts to promptly prepare any amendments to the Company Preliminary Proxy Statement or the Schedule 13E-3 required in response to comments of the SEC or its staff or that the Company with the advice of counsel deems necessary or advisable and (c) use reasonable efforts to cause the Company Proxy Statement to be mailed to the Company's shareholders as soon as reasonably practicable after the Company Preliminary Proxy Statement, as so amended, is cleared by the SEC. After the Proxy Statement shall have been mailed to the Company's shareholders, the Company, if required, shall promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, that no such amended or supplemental proxy material will be mailed by the Company without consultation with and review by Purchaser and its outside counsel. In addition, the Company shall (i) promptly notify Purchaser of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or Proxy Statement or for additional information, and will promptly supply Purchaser and its outside counsel with copies of all written correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Company Preliminary Proxy Statement, the Company Proxy Statement, the Schedule 13E-3 or the Merger and (ii) promptly inform Purchaser and its outside counsel if at any time prior to the Special Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Company Proxy Statement, in which case, the Company, in consultation with Purchaser and its outside counsel, will, upon learning of such event, promptly prepare and mail such amendment or supplement. It is expressly understood and agreed that (i) Purchaser, Merger Sub and the Company will consult with each other in connection with all aspects of the preparation, filing and clearance by the SEC of the Company Proxy Statement, Company Preliminary Proxy Statement and Schedule 13E-3 (including any and all amendments or supplements thereto), (ii) the Company shall give Purchaser and its outside counsel the reasonable opportunity to review and comment on each of the Company Proxy Statement, Company Preliminary Proxy Statement and Schedule 13E-3 prior to filing with the SEC and shall give Purchaser and its outside counsel the reasonable opportunity to review and comment on all amendments and supplements to each of the Company Proxy Statement, Company Preliminary Proxy Statement and Schedule 13E-3 and all responses to requests for additional information and replies to comments prior to filing with the SEC and each of the Company and Purchaser agrees to use all reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC and (iii) to the extent practicable and desired by Purchaser, the Company and its outside counsel shall permit Purchaser and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to each of the Company Proxy Statement, Company Preliminary Proxy Statement and Schedule 13E-3 or any of the transactions contemplated thereby (provided that, Purchaser shall not separately communicate with the SEC and in the event that such participation by Purchaser is not practicable or desired by Purchaser, the Company shall promptly inform Purchaser and its counsel of the content of all such communications and the participants involved therein).

        4.5    State Takeover Statutes.    The Company, Purchaser and Merger Sub will cooperate to take reasonable steps to (a) exempt the Merger from the requirements of any applicable state takeover law and (b) assist in any challenge by any of the parties to the validity or applicability to the Merger of any state takeover law.

        4.6    Cooperation.    Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other party may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the transactions contemplated by this Agreement to be fully satisfied. Without limiting the foregoing, the parties shall (and shall cause their respective subsidiaries, and use reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in (a) the preparation and filing with the SEC of the Schedule 13E-3, the Company Preliminary Proxy Statement and the Company Proxy Statement, and any necessary amendments or supplements thereto; (b) seeking to have the Company Preliminary Proxy Statement cleared by the SEC as soon as reasonably practicable after filing; (c) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic (federal, state or local) or foreign (collectively, "Governmental Entity") or other Person as soon as reasonably practicable after filing including, without limitation, any advance ruling certificate or no-action letter under the Competition Act of Canada and/or the Investment

Canada Act or any filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (d) providing all such information concerning such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; (e) taking such actions and doing such things as any other party hereto may reasonably request in order to cause any of the conditions specified in Article V to such other party's obligation to consummate such transactions to be fully satisfied; (f) in general, consummating and making effective the transactions contemplated hereby; and (g) in the event and to the extent required, amending this Agreement so that this Agreement and the Merger comply with the TBCA. The parties shall (and shall cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) use their reasonable efforts to cause the lifting of any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or other Governmental Entity preventing or restricting consummation of the transactions contemplated hereby in the manner provided for herein. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

        4.7    Public Announcements.    No party hereto shall or shall permit any of its subsidiaries to (and each party shall use reasonable efforts to cause its affiliates, directors, officers, employees, agents or representatives not to) issue any press release or make any public statement concerning this Agreement or any of the transactions contemplated hereby, without the prior written consent of the other parties hereto; provided, however, that a party may, without the prior written consent of the other party hereto, issue such a press release or make such a public statement to the extent required by applicable law or any listing agreement with a national securities exchange by which such party is bound if it has used reasonable efforts to consult with the other parties and to obtain such parties' consent but has been unable to do so in a timely manner.

        4.8    Acquisition Proposals.

        (a)    Each of the Company and its Subsidiaries shall, and shall cause its affiliates and each of its and their respective representatives (excluding each of the Persons listed on Section 4.8(a) of the Purchaser Disclosure Schedule, collectively the "Management Group") to, immediately cease any discussions, activities or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. The Company and its Subsidiaries shall not take, and shall cause their respective representatives (other than the Management Group) not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, other than a confidentiality agreement referred to below, in accordance with the terms and under the circumstances contemplated below in this Section 4.8(a), or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Purchaser, the Management Group, Merger Sub or their financing sources) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or any of their affiliates or representatives; provided, that so long as there has been no breach of this Section 4.8(a), prior to obtaining the Requisite Approvals, in response to an unsolicited written Acquisition Proposal (that was not made in violation of any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or any of their affiliates or representatives) and otherwise in compliance with its obligations under Section 4.8(c), the Company may (1) request clarifications from, and furnish information to, (but not enter into discussions with) any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions that are no less restrictive than those contained in the Confidentiality Agreement, and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (B) such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, and (C) the Special Committee reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law and (2) participate in discussions and negotiations with, request clarifications from, and furnish information to, any Person which makes such unsolicited Acquisition Proposal if (X) such action is taken subject to a confidentiality agreement with the Company containing customary terms and conditions that are no less restrictive than those contained in the Confidentiality Agreement and in connection with the foregoing, the Company agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreement to the same extent, (Y) the Special Committee reasonably determines in good faith, after consultation with outside legal counsel (which may be its current legal counsel) and financial advisors, that such Acquisition Proposal is a Potential Superior Proposal and (Z) the Special Committee reasonably determines in good faith, after consultation with outside legal counsel (which may be its current legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law. Except as otherwise contemplated herein, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or their respective affiliates or representatives on behalf of the Company, including where necessary, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

        (b)    Neither the Company Board, the Special Committee nor any other committee of the Company Board shall (i) withdraw, modify or amend in a manner adverse to Purchaser or Merger Sub, the approval, adoption or recommendation, as the case may be, of this Agreement or any of the other transactions contemplated hereby, (ii) approve or recommend any Acquisition Proposal, (iii) cause the Company to accept such Acquisition Proposal and/or enter into any agreement to consummate such Acquisition Proposal, or (iv) resolve to do any of the foregoing; provided, that the Special Committee may do any of the foregoing prior to obtaining the Requisite Approvals if (A) the Company has complied with its obligations under this Section 4.8, (B) the Special Committee reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would be inconsistent with its fiduciary duties under applicable law and (C) prior to taking such actions, the Special Committee shall have given Purchaser and Merger Sub at least five business days notice of its intention to take such action and the opportunity to meet with the Company and its outside counsel and financial advisors.

        (c)    In addition to the obligations of the Company set forth in Section 4.8(a), on the date of receipt or occurrence thereof, the Company shall advise Purchaser of any request for information with respect to any Acquisition Proposal, Superior Proposal or Potential Superior Proposal or of any Acquisition Proposal, Superior Proposal or Potential Superior Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, Superior Proposal or Potential Superior Proposal, the terms and conditions of such request, Acquisition Proposal, Superior Proposal or Potential Superior Proposal, inquiry, proposal, discussion or negotiation and the Company shall, within one business day of the receipt thereof, promptly provide to Purchaser copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal, Superior Proposal or Potential Superior Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. The Company shall keep Purchaser informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal, Superior Proposal or Potential Superior Proposal and keep Purchaser informed as to the material details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, Superior Proposal or Potential Superior Proposal, inquiry or proposal, and shall provide to Purchaser within one business day of receipt thereof all written materials received by the Company with respect thereto. The Company shall promptly provide to Purchaser any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal, Superior Proposal or Potential Superior Proposal, which was not previously provided to Purchaser.

        (d)    Nothing contained in this Section 4.8 shall prohibit the Company Board, the Special Committee or any other committee of the Company Board from (i) making and disclosing to the shareholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company if the Special Committee determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel), that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law.

        (e)    The Company shall promptly request in writing each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use all reasonable efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

        "Acquisition Proposal" shall mean (a) any inquiry, proposal or offer (including any proposal to shareholders of the Company) from any Person or group relating to any direct or indirect acquisition or purchase of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity securities of the Company or any of its Subsidiaries in a single transaction or a series of related transactions, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries or the filing with the SEC of a registration statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (d) any public announcement by or on behalf of the Company, any of its Subsidiaries or any of their respective affiliates (or any of their respective representatives) or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        "Superior Proposal" shall mean a bona fide written offer which is not solicited in violation of Section 4.8(a) by or on behalf of the Company, any of its Subsidiaries or any of their respective affiliates (or any of their respective representatives) made by a third party to acquire, directly or indirectly, all of the Shares pursuant to (i) a tender offer followed by a merger, (ii) a consolidation, (iii) a statutory share exchange, (iv) a merger, (v) a purchase of all or substantially all of the assets of the Company and its Subsidiaries or (vi) a similar transaction (A) on terms (taken as a whole) which the Special Committee reasonably determines in good faith, after consultation with its outside legal counsel and its financial advisor would, if consummated, be more favorable from a financial point of view to the Company's shareholders (in their capacity as such) than the transactions contemplated hereby, (B) which is reasonably capable of being consummated (taking into account such factors as the Special Committee in good faith deems relevant, including all legal, financial, regulatory and other aspects of such proposal (including the terms of any financing and the likelihood that the transaction would be consummated) and the identity of the Person making such proposal) and (C) which is not made in violation of any standstill, confidentiality or similar agreement entered into by the Company or any of its Subsidiaries or any of their affiliates or representatives.

        "Potential Superior Proposal" shall mean any bona fide written offer which is not solicited in violation of Section 4.8(a) by or on behalf of the Company, any of its Subsidiaries or any of their respective affiliates (or any of their respective representatives) made by a third party that (A) expressly provides for consideration per share that is more than the Per Share Merger Consideration, (B) is on terms (taken as a whole) that the Special Committee reasonably determines in good faith, after consultation with its outside legal counsel (which may be its current legal counsel) and its financial advisors, could reasonably lead to a Superior Proposal and (C) is not subject to any condition relating to the financing of such proposal.

        4.9    D&O Indemnification.

        (a)    From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including without limitation attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the Merger, the preparation, filing and mailing of the Company Proxy Statement and the other transactions and actions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted, under applicable law, indemnification agreements existing on the date hereof and the Articles of Incorporation or Bylaws of the Company in effect on the date hereof, to indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

        (b)    Any Indemnified Party wishing to claim indemnification under this Section 4.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability or obligation it may have to such Indemnified Party except, and only to the extent, that such failure materially prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits. In the event that any claim or claims are asserted or made within the aforesaid six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims.

        (c)    Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any present or former director or officer of the Company on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 4.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

        (d)    This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

        (e)    To the extent that the Surviving Corporation fails to perform any of its obligations pursuant to this Section 4.9, Purchaser shall assume the obligations and rights of the Surviving Corporation under this Section 4.9.

        (f)    In the event that, after the Effective Time, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall cause the Surviving Corporation to make proper provision so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 4.9.

        (g)    The Company, prior to the Effective Time, and Purchaser, from and after the Effective Time, shall not permit the obligations of the Surviving Corporation or any successor corporation under this Section 4.9 to be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 4.9 applies without the consent of each affected director, officer, employee, fiduciary and agent.

        (h)    Purchaser shall obtain, as of the Effective Time, a "run-off" insurance policy providing directors' and officers' liability insurance coverage for the persons who were directors or officers of the Company at any time during the period from, on and after August 1, 2002 to and including the Effective Time to the same extent as the directors' and officers' liability insurance coverage maintained by the Company as of the date of this Agreement, provided that such insurance coverage need only cover claims made during the period of six years immediately following the Effective Time with respect to actions taken by any such person to and including the Effective Time. Purchaser shall deliver to the Company, prior to the Effective Time, evidence of such "run-off" insurance policy obtained.

        4.10    Information Updates.    The Company shall have the continuing obligation until the Closing to provide to Purchaser with detailed information regarding (i) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule, and (ii) any matter which was not but should have been fully set forth or described in the Company Disclosure Schedule as of the date hereof. The provision of such information shall not qualify any of the Company's representations or warranties for any purpose under this Agreement, and shall be provided solely for informational purposes. The Company shall use commercially reasonable efforts to deliver any such information to Purchaser at least five business days before the Closing.

ARTICLE V
CLOSING CONDITIONS

        5.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction at or prior to the Effective

Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

        (a)    Shareholder Approval. This Agreement shall have been approved by the Requisite Approval.

        (b)    No Injunction. No federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order that is in effect and that prohibits, enjoins or otherwise restrains the consummation of the Merger, makes the Merger illegal or has a Material Adverse Effect on the Company; provided, however, that the parties shall use all reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

        (c)    Governmental and Regulatory Consents. All material filings required to be made prior to the Effective Time with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities or third parties which are listed in Section 2.4 of the Company Disclosure Schedule shall have been made or obtained, as the case may be.

        5.2    Conditions Precedent to the Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, unless waived by the Company:

        (a)    Accuracy of Representations and Warranties. All representations and warranties made by each of Purchaser and Merger Sub herein shall be true and correct in all material respects (other than representations and warranties subject to materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time.

        (b)    Compliance with Covenants. Each of Purchaser and Merger Sub shall have performed in all material respects all obligations and agreements, and complied in all respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Effective Time.

        5.3    Conditions Precedent to the Obligations of Purchaser and Merger Sub.    The obligation of each of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, unless waived by each of Purchaser and Merger Sub:

        (a)    Accuracy of Representations and Warranties. All representations and warranties made by the Company herein shall be true and correct in all material respects (other than representations and warranties subject to materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time, except for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects only as of such specific date or time.

        (b)    Compliance with Covenants. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed or complied with by it prior to or on the Effective Time.

        (c)    Ancillary Agreements. Any ancillary agreement executed in connection with the transactions contemplated by this Agreement shall be in full force and effect and have been fully complied with.

        (d)    Consents. All material consents required in connection with the transactions (other than from a Governmental Entity) shall have been received.

        (e)    Dissenters Rights. No more than 5% of the shares shall have properly and timely exercised dissenters rights.

ARTICLE VI
TERMINATION

        6.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval of this Agreement by the shareholders of the Company, prior to the Effective Time:

        (a)    by mutual written consent of the Company and Purchaser;

        (b)    by either the Company or Purchaser, if the Effective Time shall not have occurred on or before 270 days from the date hereof; provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

        (c)    by either the Company or Purchaser, if any federal, state or foreign court of competent jurisdiction or other governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used reasonable efforts to remove such judgment injunction, order or decree) or if any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the Merger shall be in effect;

        (d)    by the Company, if this Agreement is not approved at the Company Shareholders' Meeting (including any adjournment or postponement thereof permitted by this Agreement) upon a vote taken thereon by the Requisite Approval;

        (e)    by Purchaser, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of the Company (excluding any breach resulting from any voluntary action or inaction by any Person in the Management Group), which is incurable or which is not cured within the earlier of 30 days following written notice of such breach by Purchaser to the Company and the expiration of the time period described in Section 6.1(b);

        (f)    by the Company, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of either Purchaser or Merger Sub, which is incurable or which is not cured within the earlier of 30 days following written notice of such breach by Company to Purchaser and the expiration of the time period described in Section 6.1(b);

        (g)    by Purchaser if (i) the Company shall have (A) withdrawn, modified or amended, in a manner adverse to either Purchaser or Merger Sub, the approval, adoption or recommendation, as the case may be, of this Agreement or (B) approved or recommended or entered into any agreement, arrangement or understanding with respect to, any Acquisition Proposal; (ii) the Company Board or any committee thereof shall have resolved to take any of the actions set forth in preceding subclause (i); (iii) after an Acquisition Proposal has been made, the Special Committee fails to affirm its recommendation and approval of this Agreement within five business days of any request by Purchaser to do so; or (iv) a tender offer or exchange offer constituting an Acquisition Proposal is commenced and the Special Committee does not recommend against acceptance of such offer by the Company's shareholders (including by taking no position or a neutral position with respect thereto);

        (h)    the Company, if a Superior Proposal is received by the Company or any Potential Superior Proposal that is received by the Company becomes a Superior Proposal and the Special Committee reasonably determines in good faith, after consultation with outside legal counsel (which may be its current outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to not be inconsistent with its fiduciary duties under applicable law; provided, that the Company may not terminate this Agreement pursuant to this Section 6.1(h) unless (i) the Company has complied with its obligations under Section 4.8, (ii) five Business Days have elapsed following delivery to Purchaser and Merger Sub by the Company of a written notice of such determination by the Special Committee that includes the terms and conditions of such Superior Proposal and (iii) concurrently with such termination, (A) Purchaser has received the Termination Fee (as defined in Section 6.3(b)) by wire transfer in same day funds and (B) the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; or

        (i)    by Purchaser, if there shall have been a breach of any provision of Section 4.8, without regard to any right to cure such breach.

        6.2    Effect of Termination.    In the event of any termination of this Agreement pursuant to Section 6.1, this Agreement forthwith shall become void and of no further force or effect, and no party hereto (or any of its affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder, except in any such case (a) as provided in Sections 4.2(b) (Confidentiality), 4.7 (Public Announcements), and 6.3 (Fees and Expenses), which shall survive any such termination and (b) to the extent such termination results from the breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

        6.3    Fees and Expenses.

        (a)    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all costs and expenses related to the preparation, printing, filing and mailing (as applicable) of the Company Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Company Proxy Statement, and fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense; provided, that if this Agreement is terminated pursuant to Section 6.1(f), Purchaser shall pay the costs and expenses incurred by the Company in connection with this Agreement (including, without limitation, all costs and expenses related to the preparation, printing, filing and mailing (as applicable) of the Company Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Company Proxy Statement, and fees and disbursements of counsel, financial advisors and accountants).

        (b)    If this Agreement is terminated pursuant to Section 6.1(g), Section 6.1(h) or Section 6.1(i), then Purchaser shall be entitled to receive from the Company an amount equal to $8,500,000 (the "Termination Fee").

        (c)    If this Agreement is terminated (A) by the Company in accordance with Section 6.1(b) and (B) a Potential Superior Proposal or Superior Proposal (or an intention to make a Potential Superior Proposal or Superior Proposal) has been made, proposed, communicated or disclosed after the date of this Agreement and prior to the date of termination of this Agreement, and the Company consummates an Acquisition Proposal (other than such Potential Superior Proposal or Superior Proposal) within nine months of the date of such termination, then Purchaser shall be entitled to receive from the Company an amount equal to $5,000,000, less any Expense Reimbursement (as defined below) previously paid to Purchaser, upon consummation of such Acquisition Proposal.

        (d)    If this Agreement is terminated (A) by the Company in accordance with Section 6.1(b) and (B) a Potential Superior Proposal or Superior Proposal (or an intention to make a Potential Superior Proposal or Superior Proposal) has been made, proposed, communicated or disclosed after the date of this Agreement and prior to the date of termination of this Agreement, and the Company consummates such Potential Superior Proposal or Superior Proposal within nine months of the date of such termination, then Purchaser shall be entitled to receive from the Company an amount equal to the Termination Fee, less any Expense Reimbursement previously paid to Purchaser, upon consummation of such Potential Superior Proposal or Superior Proposal.

        (e)    If this Agreement is terminated (A) in accordance with Section 6.1(d) and (B) a Potential Superior Proposal or Superior Proposal (or an intention to make a Potential Superior Proposal or Superior Proposal) has been made, proposed, communicated or disclosed after the date of this Agreement and prior to the date of termination of this Agreement, and the Company consummates an Acquisition Proposal within nine months of the date of such termination, then Purchaser shall be entitled to receive from the Company an amount equal to the Termination Fee, less any Expense Reimbursement (as defined below) previously paid to Purchaser, upon consummation of such Acquisition Proposal.

        (f)    If this Agreement is terminated (A) in accordance with Section 6.1(e) and (B) a Potential Superior Proposal or Superior Proposal (or an intention to make a Potential Superior Proposal or Superior Proposal) has been made, proposed, communicated or disclosed after the date of this Agreement and prior to the date of termination of this Agreement and the Company consummates an Acquisition Proposal within nine months of the date of such termination, then Purchaser shall be entitled to receive from the Company an amount equal to the Termination Fee, less any Expense Reimbursement previously paid to Purchaser, upon consummation of such Acquisition Proposal.

        (g)    If this Agreement is terminated (A) in accordance with Section 6.1(d) and (B) either (x) a Potential Superior Proposal or Superior Proposal (or an intention to make a Potential Superior Proposal or Superior Proposal) has been made, proposed, communicated or disclosed after the date of this Agreement and prior to the date of termination of this Agreement or (y) all of the shares of capital stock of the Company which are owned by any member of the Management Group that has, as of the date of the Company Shareholders' Meeting, executed an agreement to purchase shares of the Purchaser and has the right to vote in connection with the transactions contemplated by this Agreement have been voted in favor of approval and adoption of this Agreement, then Purchaser shall be entitled to receive, by wire transfer in immediately available funds within three Business Days of such termination, from the Company reimbursement for the out-of-pocket expenses of Purchaser and Merger Sub, as applicable (including printing fees, filing fees and fees and expenses of their legal and financial advisors and all fees and expenses payable to any financing sources (including Cerberus Capital Management, L.P.)) related to this Agreement and the transactions contemplated hereby and any related financing ("Expense Reimbursement"); provided that such Expense Reimbursement shall not exceed $1,500,000.

        (h)    If this Agreement is terminated in accordance with Section 6.1(e), then Purchaser shall be entitled to receive, by wire transfer in immediately available funds within three Business Days of such termination, from the Company the Expense Reimbursement.

ARTICLE VII
MISCELLANEOUS

        7.1    No Survival.    None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements contained in Sections 4.9 (D&O Indemnification).

        7.2    Notices.    All notices and other communications given or made, pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by facsimile (with immediate confirmation) or nationally recognized overnight courier service, as follows:

(a)	if to Purchaser, to:
EXCO Holdings Inc. 6500 Greenville Avenue Suite 600 Dallas, Texas 75206 Attn: Douglas Miller Fax: (214) 378-5442
with a copy (not required as notice) to:
Cerberus Capital Management, L.P. 450 Park Avenue, 28th Floor New York, NY 10022 Attention: Lenard B. Tessler Fax: (212) 755-3009
Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Stuart D. Freedman Fax: (212) 593-5955; and
Sayles, Lidji & Werbner 4400 Renaissance Tower 1201 Elm Street Dallas, Texas 75270 Attn: Brian M. Lidji Fax: (214) 939-8787
(b)	if to Merger Sub, to:
ER Acquisition, Inc. 6500 Greenville Avenue Suite 600 Dallas, Texas 75206 Attn: Douglas Miller Fax: (214) 378-5442
with a copy (not required as notice) to:
Cerberus Capital Management, L.P. 450 Park Avenue, 28th Floor New York, NY 10022 Attention: Lenard B. Tessler Fax: (212) 755-3009
Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Stuart D. Freedman Fax: (212) 593-5955; and

Sayles, Lidji & Werbner 4400 Renaissance Tower 1201 Elm Street Dallas, Texas 75270 Attn: Brian M. Lidji Fax: (214) 939-8787
(c)	if to the Company, to:
EXCO Resources, Inc. 6500 Greenville Avenue Suite 600, LB 17 Dallas, Texas 75206 Attn: Special Committee c/o Stephen F. Smith Fax: (713) 651-3028
with a copy (not required as notice) to:
Bracewell & Patterson, L.L.P. South Tower Pennzoil Place 711 Louisiana Street, Suite 2900 Houston, Texas 77002 Attn: Gary W. Orloff Fax: (713) 221-2166

or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof.

        7.3    Certain Definitions.    The following terms, when used in this Agreement, shall have the following respective meanings:

        (a)    "affiliate" shall have the meaning assigned to such term in Section 12(b)(2) of the Exchange Act.

        (b)    "business day" shall have the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

        (c)    "Material Adverse Effect" means, with respect to any Person, any change or effect that is materially adverse to the assets, operations, financial condition or results of operations of such Person and its subsidiaries, taken as a whole, excluding in all cases: (i) events or conditions generally affecting the industry in which such Person and its subsidiaries operate or arising from changes in general business or economic conditions; (ii) out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement; (iii) in the case of the Company, the payment by the Company of all amounts due to any officers or employees of the Company under employment contracts or other employee benefit plans in effect as of the date hereof and which have been listed in the Company Disclosure Schedule; (iv) any effect resulting from any change in law or generally accepted accounting principles, which affect generally entities such as such Person; and (v) any effect resulting from compliance by such Person with the terms of this Agreement.

        (d)    "Person" means any natural person, corporation, limited liability company, partnership, unincorporated organization or other entity.

        (e)    "subsidiary" of any Person means any other corporation or entity of which such Person owns, directly or indirectly, stock or other equity interests having a majority of the votes entitled to be cast in the election of directors of such corporation or entity under ordinary circumstances or of which such Person owns a majority beneficial interest.

        7.4    Entire Agreement.    This Agreement (including the schedules, exhibits and other documents referred to herein), together with the Confidentiality Agreement referred to in Section 4.2(b), constitutes the entire agreement between and among the parties hereto and supersedes all prior agreements and understandings, oral and written, between or among any of the parties with respect to the subject matter hereof.

        7.5    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than rights conferred upon Indemnified Parties under Section 4.9.

        7.6    Amendments.    This Agreement may be amended by the parties at any time prior to the Effective Time; provided, that, upon obtaining the Requisite Approval, no amendment shall be made that by law requires further approval by the shareholders of the Company, without such approval. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto.

        7.7    Waivers.    At any time prior to the Effective Time, Purchaser, Merger Sub or the Company may, to the extent legally allowed, extend the time specified herein for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

        7.8    Captions.    The Table of Contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        7.9    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

        7.10    Validity.    The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        7.11    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to any applicable principles of conflicts of law, except to the extent that the TBCA mandatorily applies to the Merger.

        IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first above written.

EXCO RESOURCES, INC.
By:	/s/ T. W. EUBANK Name: T. W. Eubank Title: President
EXCO HOLDINGS INC.
By:	/s/ DOUGLAS H. MILLER Name: Douglas H. Miller Title: President
ER ACQUISITION INC.
By:	/s/ DOUGLAS H. MILLER Name: Douglas H. Miller Title: President

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  Exhibit 99.2 EXECUTION COPY
AGREEMENT AND PLAN OF MERGER AMONG EXCO RESOURCES, INC., EXCO HOLDINGS INC. AND ER ACQUISITION, INC.
TABLE OF CONTENTS
TABLE OF COMPANY DISCLOSURE SCHEDULES
TABLE OF PURCHASER DISCLOSURE SCHEDULES
  DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE IV COVENANTS
ARTICLE V CLOSING CONDITIONS
ARTICLE VI TERMINATION
ARTICLE VII MISCELLANEOUS